Exhibit 4.33

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (hereinafter referred to as the “Agreement”) was signed on July 1, 2011 in Beijing, China by the following parties.

Party A : Beijing Wanpu Media Technologies Co., Ltd.

Address : Room 301, Building 1, No. A-43 Xizhimen North Street, Haidian District, Beijing, P.R.C.

Party B : Beijing Wanpu Century Co., Ltd.

Address : Room 401A, Building 1, No. 25, Beitaipingzhuang Street, Haidian District, Beijing, P.R.C.

Party A and Party B is hereinafter referred to as a “Party” respectively and the “Parties” collectively.

WHEREAS:

1.	Party A, a foreign-owned enterprise registered in the People’s Republic of China ( hereinafter referred to as “ China “ ), has necessary resources to provide technical support and business consulting services;

2.	Party B, a domestic company registered in China, is approved by the relevant Chinese government authorities to engage in Internet information services;

3.	Party A agrees to make use of its advantages in personnel, technology and information to provide relevant exclusive comprehensive business support [technology, consultation, etc.] of Internet information services to Party B during the term of this agreement, Party B agrees to accept the exclusive consultations and services provide by Party A or its designee in accordance with the terms of this Agreement.

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Accordingly, Party A and Party B agree as follows based on mutual discussions:

1. Services Provided by Party A

1.1	According to the terms and conditions of this Agreement, Party B hereby appoints Party A as its exclusive service provider to provide comprehensive business support, technical services and consulting services to Party B during the term of this Agreement, including all services determined from time to time by Party A within the business scope of Party B, including but not limited to the following: technical services, network technical support, business consulting, intellectual property licensing, marketing consulting, systems integration , products development and system maintenance.

1.2	Party B accepts the consultations and services of Party A. Party B further agrees that, during the term of this Agreement, without the prior written consent of Party A, Party B shall not accept any consultation and/or service provided by any third party and shall not cooperate with any third party regarding the matters contemplated by this Agreement. It is agreed by the Parties that Party A may appoint other parties to provide Party B with the consultations and services under this Agreement.

1.3	Method to Provide Services

1.3.1	To better fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, Party A shall , directly or through its affiliated party, permit Party B to use its relevant intellectual property (including but not limited to software, trademark, patent, technical secrets and confidential information) at any time based on the needs of business progress.

1.3.2	To better fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, Party A, directly or through its affiliated party, shall permit Party B to use relevant equipments or property at any time based on the needs of business progress.

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1.3.3	To better fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, Party A, directly or through its affiliated party, will provide Party B with relevant technical consulting, maintenance and support services at any time based on the needs of business progress.

2. The Calculation and Payment of the Service Fee

The parties agree that the service fees shall be determined based on calculation and payment methods set forth in Annex I to this Agreement

3. Intellectual Property Rights and Confidentiality Clauses

3.1	Party A shall have proprietary and exclusive rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent application, trademarks, software, technical secrets, trade secrets and others, regardless of whether they are developed by Party A or Party B.

3.2	The Parties acknowledge that any oral or written information exchanged between them with respect to this Agreement is confidential information. The parties shall maintain the confidentiality of all such information, and without obtaining the written consent of the other Party, it shall not disclose any relevant information to any third party, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of an unauthorized disclosure by the receiving party); (b) information disclosed as required by applicable laws and regulations or rules or regulations of stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, while such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this article. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed as disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This article shall survive the termination of this Agreement for any reason.

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3.3	The parties agree that this article shall continue to be effective regardless of any change, rescission or termination of this Agreement.

4. Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a company legally registered and validly existing in accordance with the laws of China.

4.1.2	Party A’s signing and performing this Agreement is within its corporate capacity and business scope; Party A has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies; and will not violate any law or any other restrictions that is binding or have an impact on it.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable in accordance with the terms hereunder.

4.2	Party B hereby represents and warrants as follows:

4.2.1	Party B is a company legally registered and validly existing in accordance with the laws of China and may engage in Internet information services as approved by the relevant government authorities of China;

4.2.2	Party B’s signing and performing this Agreement is within its corporate capacity and business scope; Party B has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any law or any other restrictions that is binding or have an impact on Party B.

4.2.3	Party B’s legal, valid and binding obligations, enforceable in accordance with the terms hereunder.

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5. Effectiveness and Term

5.1	This Agreement is signed on the date first above written and shall take effect on such date. Unless terminated earlier in accordance with the provisions of this Agreement or relevant agreements between the parties, the term of this Agreement shall be 10 years. After the signing this Agreement, both parties shall review this Agreement every three months to determine whether to amend or supplement the provisions in this Agreement based on the actual circumstances at that time.

5.2	The term of this Agreement may be extended if confirmed in writing by Party A prior to the expiration thereof. The extended term shall be determined by Party A, and Party B shall accept such extended term unconditionally.

6. Termination

6.1	Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof.

6.2	During the term of this Agreement, unless Party A commits gross negligence or a fraudulent act against Party B, Party B shall not terminate this Agreement prior to its expiration date. Nevertheless, Party A has the right to terminate this Agreement by giving 30 days’ prior written notice to Party B at any time.

6.3	The rights and obligations of the parties under Articles 3, 7 and 8 shall survive the termination of this Agreement.

7. Governing Laws and Resolution of Disputes

7.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

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7.2	In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall negotiate in good faith to resolve the dispute first. In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after any Party’s written notice requesting resolution of the dispute through negotiations, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding to both Parties.

7.3	Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the parties hereto shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8. Indemnification

Party B shall indemnify and hold harmless Party A from any loss, injury, obligation or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A at the request of Party B, except where such loss, injury, obligation or expenses arise from the gross negligence or willful misconduct of Party A.

9. Notices

9.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered to the address of such party set forth below by personal delivery, registered mail, postage prepaid, or commercial courier service or facsimile transmission. Each notice shall also be sent by e-mail. The dates on which notices shall be deemed to have been effectively delivered shall be determined as follows:

9.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively delivered on the date of delivery or refusal at the address specified for notices.

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9.1.2	Notices given by facsimile transmission shall be deemed effectively delivered on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A: Beijing Wanpu Media Technologies Co., Ltd.

Address : Room 301, Building 1, No. A-43 Xizhimen North Street, Haidian District, Beijing, P.R.C.

Recipient : Huang Bo

Phone : ***

Fax : ***

Party B : Beijing Wanpu Century Co., Ltd.

Address: Room 401A, Building 1, No. 25, Beitaipingzhuang Street, Haidian District, Beijing, P.R.C.

Recipient : Huang Bo

Phone : ***

Fax : ***

9.3	Any party may at any time change its address for notices by a notice delivered to the other party in accordance with this article.

10. Assignment

10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2	Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B without the consent of Party B.

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11. Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions

12. Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements related to this Agreement that have been signed by the parties shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

13. Language and Counterparts

This Agreement is written in both Chinese and English language in two copies, each Party having one copy with equal legal validity.

IN WITNESS WHEREOF, the parties have caused their authorized representatives to sign this Exclusive Business Cooperation Agreement as of the date first above written which takes effect then.

Party A : Beijing Wanpu Media Technologies Co., Ltd.

Signatory: /s/ Huang Bo

Name : Huang Bo

Title : Legal Representative

Party B : Beijing Wanpu Century Co., Ltd.

Signatory:	/s/ Huang Bo
Name :	Huang Bo
Title :	Legal Representative

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Annex I Calculation and Payment Method of the Service Fee

Service fees under this Agreement is calculated as     % to     % of Party B’s the monthly revenue, the specific proportion of the above-mentioned fees (whose range is limited between     % to     %) shall be determined by Party A based on the actual services provided.